Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-44497, 333-44499, 033-91456, 033-91568, 333-143411, 333-181772, and 333-188504) on Form S-8 of our reports dated February 28, 2022, with respect to the consolidated financial statements of Cass Information Systems, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
St. Louis, Missouri
February 28, 2022